Exhibit 10.13

SECOND AMENDMENT TO LICENSE AGREEMENT
BETWEEN BIOZONE LABORATORIES, INC
AND BETAZONE LABORATORIES, LLC

This Second Amendment (the “Second Amendment”), effective as of June 29, 2011, modifies the terms of the License Agreement (the “License”) between BioZone Laboratories, Inc. (“BioZone Labs”) and BetaZone Laboratories, LLC (‘BetaZone Labs or Licensee”) dated as of November 7, 2006 as modified by the Amendment to the License Agreement between BioZone Pharmaceutical, Inc. (“BPI”) and BetaZone Labs (the “First Amendment”) effective as of April [   ], 2011. All terms used herein shall have the definition applied to such terms in the License and the First Amendment.

FIRST:                      Exhibit B attached to the License shall be deleted and replaced with Exhibit B-1 attached hereto. The parties hereto acknowledge that BetaZone Labs shall have the continued right to market and sell the Existing Ophthalmic Products listed on the Schedule of Existing Ophthalmic Products attached to the First Amendment.

SECOND:                      Section1, Grant of License, shall be amended as follows:

A.           Paragraph 1.2 shall be deleted in its entirety and replaced with the following:

1.2	“For purposes of this Agreement, the “Territory’ shall be defined as Mexico and the countries included in Central America and South America, Asia and Eastern Europe.”

B.	New Paragraph 1.4 shall be added, which reads as follows

1.4	“Notwithstanding the foregoing, Licensee shall have the continued right to market and sell QuSome products outside the Territory with the prior written consent of Licensor.”

THIRD:                      BPI hereby consents to Licensee’s right to market and sell the QuSome products listed on Schedule B-2 attached hereto in the respective countries shown on such schedule (the “Permitted Products”).

FOURTH:                      BPI acknowledges that BetaZone Labs has licensed the QuSome technology platform to certain sub-licensees for development and sale of any product using the QuSome technology in certain specified territories. BPI hereby consents to the rights granted by BetaZone Labs to Biolab Sanus Farmaceutica, Ltda for the development and sale of Qusome products in Brazil; and to Laboratorios La Sante for the development and sale of Qusome Products in the countries included in Central America and South America, excluding Argentina, Brazil, Chile and Uruguay.

FIFTH:                      BetaZone Labs shall use its commercially reasonable efforts on a continuous basis to develop, market and sell the QuSome products listed on Schedules B-1 and B-2 attached hereto.   In the event that BetaZone Labs fails to sell or license any particular QuSome product listed on Schedules B-1 and B-2 within 24 months from the date hereof, BPI shall have the right to remove such product from Schedule B-1 or Schedule B-2.

SIXTH:                      BioZone Labs has developed certain proprietary purified lipids that it refers to as EquaSomes. BetaZone Labs agrees that the License does not apply to products containing EquaSomes except for the Existing Ophthalmic Products and the products listed on Schedule B-3 attached hereto.

SEVENTH:                                BetaZone Labs agrees to purchase QuSomes and EquaSomes exclusively from BPI or its designee.

EIGHTH:                      Notwithstanding Paragraph 11 of the License, BetaZone Labs agrees not to transfer its rights, duties and privileges under the License and/or the First or Second Amendment with the prior written consent of BPI.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date shown above.

BETAZONE LABORATORIES, LLC

By:____________________________
Name: Camilo Rey
Title: Managing Director

BIOZONE PHARMACEUTICALS, INC

By:____________________________
Name:
Title: